CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated May 25, 2017, relating to the financial statements and financial highlights of Wisconsin Capital Funds, Inc., comprising the Plumb Balanced Fund and the Plumb Equity Fund (the “Funds”), for the year ended March 31, 2017, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Legal Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/Cohen & Company, Ltd.
Cohen & Company, Ltd.
Cleveland, Ohio
July 28, 2017